Exhibit 99.1

ConocoPhillips Reports First-Quarter 2015 Results; Strong Operational Performance Offset by Weak Commodity Prices

HOUSTON--(BUSINESS WIRE)--April 30, 2015--ConocoPhillips (NYSE:COP) today reported first-quarter 2015 earnings of $272 million, or $0.22 per share, compared with first-quarter 2014 earnings of $2.1 billion, or $1.71 per share. Excluding special items, first-quarter 2015 adjusted earnings were a net loss of $222 million, or ($0.18) per share, compared with first-quarter 2014 adjusted earnings of $2.3 billion, or $1.81 per share. Special items for the current quarter related to a deferred tax benefit from a change in U.K. tax law, partially offset by restructuring costs across the company.

Highlights

  Achieved first-quarter production of 1,610 MBOED.
  Five percent year-over-year production growth from continuing operations, adjusted for Libya, downtime and dispositions.
  Seven percent year-over-year reduction in operating costs; 12 percent reduction when adjusted for restructuring charges of $104 million pre-tax.
  First production at Eldfisk II and the Brodgar H3 subsea tie-back in Europe, as well as Bayu Undan Phase III in Australia.
  On track for five major project startups at Surmont 2, APLNG, Enochdhu, CD5 and Drill Site 2S by year end.
  Exploration and appraisal activity ongoing with conventional activity in the Gulf of Mexico and Angola; unconventional activity in the Lower 48 and Canada.

“This significant downturn in prices has been a test for the industry,” said Ryan Lance, chairman and chief executive officer. “We responded by quickly adjusting our plans, while remaining focused on executing the aspects of the business that we control. By these measures, the first quarter was a success. We delivered on our growth targets, reduced our costs and progressed the programs and projects that will position us for strong future performance in what we expect could be a more favorable commodity price environment. While the environment remains uncertain, our value proposition remains unchanged – deliver a compelling dividend and predictable growth, with a focus on margins and financial returns.”

Operations Update

Lower 48 – Quarterly production increased by 35 thousand barrels of oil equivalent per day (MBOED) over the same period in 2014, to 542 MBOED. The increase was primarily from growth in liquids-rich development plays, partially offset by normal field decline and winter weather impacts. The Eagle Ford and Bakken collectively delivered 230 MBOED for the quarter, a 26 percent increase compared with the first quarter of 2014. Lower 48 crude production grew 16 percent year over year.

Canada – First-quarter production was 318 MBOED, an increase of 38 MBOED compared with the first quarter of 2014. The increase was primarily driven by strong plant and well performance in the oil sands operations, as well as production from new wells brought on line during a successful western Canada winter drilling program. Bitumen production increased 26 percent compared with the first quarter of 2014. Foster Creek Phase F is continuing to ramp up and Surmont 2 is on track for first steam in mid-2015.

Alaska – Production for the quarter was 186 MBOED, a decrease of 14 MBOED compared with the same period in 2014. This decrease was due to normal field decline and downtime, partially offset by improved well performance. The 1H NEWS Project was sanctioned and construction planning is underway. Progress also continues at the CD5 and Drill Site 2S projects, with startup expected at both projects in late 2015. In April, Kenai LNG resumed operations with exports commencing in May.

Europe – Quarterly production was 209 MBOED, a decrease of 11 MBOED compared with the same period in 2014. The decrease was primarily the result of normal field decline, partially offset by new production from major projects, improved well performance and lower unplanned downtime. First production was achieved at Eldfisk II in January and the Brodgar H3 subsea tie-back in March. A third project, Enochdhu, is progressing toward startup in the third quarter.

Asia Pacific and Middle East – First-quarter production was 351 MBOED, an increase of 32 MBOED compared with the first quarter of 2014. The increase was primarily the result of growth from major projects and new wells online, partially offset by normal field decline. In Malaysia, Gumusut continues to ramp up and domestic gas sales were initiated from Kebabangan (KBB). Production remains constrained at KBB pending third-party pipeline repairs. In Australia, first gas was achieved at Bayu Undan Phase III. In April, APLNG achieved a significant milestone with successful startup of the first of seven gas turbine generators. The project is expected to start up in the third quarter.

Other International – Production was 4 MBOED in the first quarter, flat compared with the same period in 2014 excluding Libya, where the Es Sider Terminal remains shut-in as a result of ongoing unrest.

Unconventional exploration – North American activity remained focused on drilling in the Permian Basin in the Lower 48, as well as in western Canada. Internationally, the Picoplata well in Colombia was completed and results are undergoing evaluation.

Conventional exploration – In the Gulf of Mexico, appraisal drilling is ongoing at Gila and Tiber. The non-operated Vernaccia exploration well is expected to spud during the second quarter. In Angola, the third well, Vali-1, spud in April. The Harrier exploration well in the Gulf of Mexico and the Omosi-1 exploration well in Angola were expensed as dry holes during the quarter.

First-Quarter Review

Production from continuing operations, excluding Libya, for the first quarter of 2015 was 1,610 MBOED, an increase of 80 MBOED compared with the same period a year ago. The net increase reflects 82 MBOED, or 5 percent growth, after adjusting for 2 MBOED from dispositions and downtime. Growth was primarily due to new production from major projects and development programs, partially offset by normal field decline.

Adjusted earnings were lower compared with first-quarter 2014 primarily due to lower realized prices and increased dry hole expense, partially offset by higher volumes. The company’s total realized price was $36.96 per barrel of oil equivalent (BOE), compared with $71.21 per BOE in the first quarter of 2014, reflecting lower average realized prices across all commodities.

Operating costs for the quarter were $2.1 billion compared with $2.3 billion in the first quarter of 2014. Adjusted for restructuring costs of $104 million pre-tax, operating costs were improved 12 percent year over year.

For the quarter, cash provided by continuing operating activities was $1.87 billion. Excluding a $0.25 billion increase in working capital, ConocoPhillips generated $2.1 billion in cash from operations. In addition, the company funded $3.3 billion in capital expenditures and investments and paid dividends of $0.9 billion.

As of March 31, 2015, ConocoPhillips had $2.7 billion of cash and cash equivalents. The company ended the first quarter with debt of $22.5 billion and a debt-to-capital ratio of 31 percent.

Outlook

The company is on track to meet its previously stated target of 2 to 3 percent production growth in 2015 from continuing operations, excluding Libya. Second-quarter 2015 production is expected to be 1,555 to 1,595 MBOED, which excludes Libya.

The company is also on track for $11.5 billion of capital expenditures and investments in 2015. Capital spending is expected to decrease throughout the year as major projects come on line and activity levels continue to ramp down in the North American unconventionals.

The company’s previous guidance remains unchanged, with depreciation, depletion and amortization of $9.0 billion, operating costs of $9.2 billion, exploration dry hole and leasehold impairment expense of $0.8 billion, and corporate segment expense of $1.0 billion.

ConocoPhillips will host a conference call today at 12:00 p.m. EDT to discuss its first-quarter results and provide an operational update. To listen to the call, and view related presentation materials and supplemental information, go to www.conocophillips.com/investor.

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About ConocoPhillips

ConocoPhillips is the world’s largest independent E&P company based on production and proved reserves. Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 27 countries, $31 billion in annualized revenue, $110 billion of total assets, and approximately 18,800 employees as of March 31, 2015. Production, excluding Libya, averaged 1,610 MBOED for the three months ended March 31, 2015, and proved reserves were 8.9 billion BOE as of Dec. 31, 2014. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, changes in commodity prices; changes in expected levels of oil and gas reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; difficulties in developing new products and manufacturing processes; unexpected cost increases; international monetary conditions; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information – This news release includes the terms adjusted earnings, adjusted earnings per share and operating costs. These are non-GAAP financial measures. These terms are included to help facilitate comparisons of company operating performance across periods and with peer companies.

References in the release to earnings refer to net income/(loss) attributable to ConocoPhillips.

ConocoPhillips
Reconciliation of Earnings to Adjusted Earnings
$ Millions, Except as Indicated
	1Q
	2015	2014
Earnings	$272	2,123
Adjustments:
Loss on capacity agreements	-	83
Qatar depreciation adjustment	-	28
Pending claims and settlements	-	39
International tax law changes	(555)	-
Restructuring	61	-
Discontinued operations - other ¹	-	(20)
Adjusted earnings / (loss)	$(222)	2,253
[1] Includes Kashagan, Algeria and Nigeria

Earnings per share of common stock (dollars)	$0.22	1.71

Adjusted earnings / (loss) per share of common stock (dollars)	$(0.18)	1.81

CONTACT:
ConocoPhillips
Daren Beaudo, 281-293-2073 (media)
daren.beaudo@conocophillips.com
Sidney J. Bassett, 281-293-5000 (investors)
sid.bassett@conocophillips.com
Vladimir R. dela Cruz, 281-293-5000 (investors)
v.r.delacruz@conocophillips.com